Exhibit 10.30

TERM LOAN CREDIT AGREEMENT

dated as of December 4, 2007

among

ADVANCE AUTO PARTS, INC.,

ADVANCE STORES COMPANY, INCORPORATED, as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

___________________________

BANK OF AMERICA, N.A.,
as Syndication Agent

[CS&M Ref. No. -- 6701-760]

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	16
SECTION 1.03.	Terms Generally	16
SECTION 1.04.	Accounting Terms; GAAP; Fiscal Month	16

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

i

SECTION 3.10.	ERISA	31
SECTION 3.11.	Disclosure	31
SECTION 3.12.	Subsidiaries	32
SECTION 3.13.	Insurance	32
SECTION 3.14.	Solvency	32

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	32
SECTION 4.02.	Each Credit Event	34

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ii

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C-1	—	Form of Opinion of Bingham McCutchen LLP
Exhibit C-2	—	Form of Opinion of LeClair Ryan

iii

TERM LOAN CREDIT AGREEMENT dated as of December 4, 2007, among ADVANCE AUTO PARTS, INC., ADVANCE STORES COMPANY, INCORPORATED, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Consolidated Net Income” means, for any period, net income or loss of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that, without duplication, (a) there shall be excluded (i) the income of any Person in which any other Person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except such income shall be included to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date that Person’s assets are acquired by the Borrower or any of the Subsidiaries and (iii) gains and losses from, or incurred in connection with, the sale, liquidation or other disposition of assets outside the ordinary course of business and (b) for purposes of calculating the Leverage Ratio, Adjusted Consolidated Net Income shall be determined on a pro forma basis to give effect to any Permitted Acquisitions and any divestitures by the Borrower or any Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person occurring during such period as if such transactions had occurred on the first day of such period.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to, with respect to any Eurodollar Borrowing for any Interest Period, (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan or with respect to commitment fees in respect of Commitments payable under Section 2.09(a), as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Ratings by S&P and Moody’s, respectively, applicable on such date:

Index Debt Ratings	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Equal to or greater than BBB+/Baa1	0.0%	0.50%	0.125%
Category 2 Equal to or greater than BBB/Baa2	0.0%	0.60%	0.150%
Category 3 Equal to or greater than BBB-/Baa3	0.0%	0.75%	0.175%
Category 4 Equal to or greater than BB+/Ba1	0.0%	1.00%	0.200%
Category 5 Equal to or greater than BB/Ba2	0.25%	1.25%	0.250%
Category 6 Lower than BB/Ba2	0.50%	1.50%	0.250%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Rating in Category 6; (b) if the Ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two Ratings; and (c) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC, each in its capacity as joint lead arranger in respect of the credit facility established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Expiration Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Advance Stores Company, Incorporated, a Virginia corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

 “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such

Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

 “Change in Control” means at any time, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any shares of capital stock of the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-5 under the United States Securities and Exchange Act of 1934 in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not Continuing Directors.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDAR for such period to (b) the sum of Consolidated Interest Expense plus Consolidated Rent Expense for such period.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans pursuant to Section 2.01, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Commitments is $200,000,000.

“Commitment Expiration Date” means the date that is six months after the Effective Date.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Adjusted Consolidated Net Income, the sum of (a) consolidated interest expense for such period, (b) the aggregate amount of letter of credit fees accrued during such period, (c) the aggregate amount of income tax expense for such period, (d) all depreciation and amortization expense for such period and (e) other non-cash charges for such period (excluding any non-cash charges that constitute an accrual of or reserve for future cash payments), and minus, without duplication and to the extent added to revenues in determining Adjusted Consolidated Net Income for such period, all non-cash gains during such period, all as determined on a consolidated basis with respect to Holdings and the Subsidiaries in accordance with GAAP.

“Consolidated EBITDAR” means, for any period, the sum of Consolidated EBITDA for such period plus Consolidated Rent Expense for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, less, to the extent included in interest expense, the amortization during such period of debt issuance and deferred financing costs, commissions and fees; provided, however, that the aggregate amount of such amortization that may be excluded in calculating Consolidated Interest Expense in respect of any financing transaction shall not exceed 3.5% of the aggregate amount of such financing.

“Consolidated Rent Expense” means, for any period, the rental expense attributable to leases of real property that is deducted in determining Adjusted Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means the directors of Holdings on the Effective Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is approved by a majority of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

 “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Compensation Obligations” means a non-qualified deferred compensation plan that allows executives of the Borrower and the Subsidiaries to defer receipt of specified portions of base and bonus earnings each calendar year.  Deferrals are maintained as a liability, along with assets owned by the Borrower, in a trust owned by the Borrower.

“Designated Vendor” means any vendor or supplier from which the Borrower purchases inventory and that has been designated by the Borrower as a participant in a Permitted Vendor Financing.

“Designated Vendor Accounts” means (a) accounts receivable owed by the Borrower in respect of inventory purchased from a Designated Vendor or (b) drafts issued by the Borrower as payment in full of one or more of such accounts receivable; provided that such accounts receivable or drafts shall constitute Designated Vendor Accounts only after having been sold by such Designated Vendor to a DVA Creditor pursuant to a Permitted Vendor Financing and only so long as owed to a DVA Creditor.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“DVA Creditor” means (a) any financial institution that has agreed to purchase one or more Designated Vendor Accounts from a Designated Vendor pursuant to a Permitted Vendor Financing and (b) any successor or assignee of any such financial institution that holds any Designated Vendor Accounts originally purchased by such financial institution, provided that such successor or assignee is not a Designated Vendor, a Loan Party or an Affiliate of a Designated Vendor or a Loan Party.

“DVA Obligations” means the obligations of the Borrower to pay Designated Vendor Accounts.  For purposes of this Agreement, the amount of any DVA Obligation at any time shall be the entire amount payable in respect thereof as and when due.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Margin Stock” means any shares of capital stock of Holdings that constitute “margin stock” within the meaning of Regulation U of the Board and are held as treasury stock by Holdings.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

 “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of Holdings or the Borrower, as applicable.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit B, made by Holdings in favor of the Administrative Agent for the benefit of the Lenders.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Advance Auto Parts, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business that are not overdue by more than 90 days and (ii) Deferred Compensation Obligations), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all DVA Obligations.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of any Indebtedness described in clause (f) above shall be limited to the maximum amount payable under the applicable Guarantee of such Person if such Guarantee contains limitations on the amount payable thereunder.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Holdings that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated November 2007 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent made available by all Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date (or, if such date is not the last day of a fiscal quarter, then most recently ended prior to such date), all determined on a consolidated basis in accordance with GAAP.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Markets Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.07(e), and the Guarantee Agreement.

“Loan Parties” means Holdings and the Borrower.

“Loans” means the loans made by the Lenders to the Borrower pursuant to  this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings, the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and their Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means October 5, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by the Borrower or a Subsidiary of the Borrower of all or substantially all the assets of, or all the Equity Interests in, a Person or division, line of business or business unit of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) all the Equity Interests of any Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary of the Borrower, (d) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.08 and 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, and assuming that any revolving loans under the Revolving Credit Agreement borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of each relevant period for testing such compliance and (e) the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes or government assessments that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits (and, to the extent securing a trade contract or indemnity bond, Liens on assets to which such contract or bond relates) to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(g) any interest or title of a lessor under any lease that is limited to the property subject to such lease; and

(h) unperfected Liens of any vendor on inventory sold by such vendor securing the unpaid purchase price of such inventory, to the extent such Liens are stated to be reserved in such vendor’s sale documents (and not granted by separate agreement of the Borrower or any Subsidiary);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating  from S&P of A1 or higher or from Moody’s of P1 or higher;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market or mutual funds substantially all the assets of which are comprised of securities of the types described in any of clauses (a) through (d) above; and

(f) corporate notes and corporate bonds or municipal securities which includes variable rate demand notes and auction rate municipals, assigned a credit rating from S&P of A2 or higher or from Moody’s of A or higher.

“Permitted Vendor Financing” means a financing arrangement pursuant to which a Designated Vendor sells to a financial institution that is a DVA Creditor (a) accounts receivable owed to such Designated Vendor by the Borrower or (b) drafts issued by the Borrower to replace such accounts receivable.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Rating” means (a) the rating by the applicable rating agency of the Index Debt or (b) in the absence of Index Debt, the “corporate rating” or “corporate family rating” or the equivalent applicable to Holdings by the applicable rating agency.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time.

“Revolving Credit Agreement” means the Credit Agreement dated as of October 5, 2006 among Holdings, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Revolving Effective Date” means the “Effective Date” as such term is defined in the Revolving Credit Agreement on the date hereof.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.07.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings or the Borrower, as the context requires.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” means, as of the date of determination, an amount equal to all Indebtedness of the Borrower and its Subsidiaries outstanding on such date, excluding Indebtedness described in clauses (e), (f) and (h) of the definition of “Indebtedness”; provided that any letters of credit and letters of guaranty referred to in clause (h) of the definition “Indebtedness” shall not be excluded from Total Debt to the extent issued to support any other obligations constituting Indebtedness.

“Transactions” means the execution and delivery by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP; Fiscal Month.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Except as otherwise provided herein, all references to a fiscal month shall mean any period of four or five calendar weeks used by the Borrower for recording or reporting its interim financial information.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower on the Effective Date and on not more than five other dates during the Availability Period in an aggregate principal amount not exceeding, on the date any such Loan is made, such Lender’s Commitment on such date.  Amounts prepaid or repaid in respect of Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.   (a)  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of such Borrowing, which, together with the aggregate amount of each other Borrowing requested to be made on the date of such Borrowing, shall be at least equal to $25,000,000 (or, in the case of Borrowings to be made on the Effective Date, the amount specified in paragraph (b) of this Section 2.03);

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b)  The Borrower shall request a Borrowing or Borrowings to be made on the Effective Date in an aggregate principal amount at least equal to $50,000,000.

SECTION 2.04.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the

Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06.  Termination and Reduction of Commitments.  (a)  On the date that each Loan is funded, the Commitment of each Lender shall be reduced by the principal amount of Loans made by it.  Unless previously terminated, the Commitments shall terminate on the Commitment Expiration Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments under paragraph (b) of this Section shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be primafacie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and, in reasonable detail, the basis therefor, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; providedfurther that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and, in reasonable detail, the basis therefor, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, and setting forth, in reasonable detail, the basis therefor, delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code, the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Any Foreign Lender which is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” shall deliver to the Borrower (with a copy for the Administrative Agent) a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Foreign Lender delivers a Form W-8BEN, a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents.

(f)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Nothing contained in this Section 2.14(f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13, 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) in the reasonable judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders on the Effective Date and on each date thereafter as required hereunder that:

SECTION 3.01.  Organization; Powers.  Each of Holdings, the Borrower and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which either Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to obtain such consent or approval or make such registration or filing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Holdings, the Borrower or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of their Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of their Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.   (a)   Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 30, 2006, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 6, 2007, certified by one of its Financial Officers.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to customary year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or their Subsidiaries has, as of the Effective Date, any material contingent liabilities.

(c)  Since December 30, 2006, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Holdings, the Borrower and their Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a)  Each of Holdings, the Borrower and their Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of Holdings, the Borrower and their Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since December 30, 2006, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of Holdings, the Borrower and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  Neither Holdings, the Borrower nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of Holdings, the Borrower and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum

nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of either Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries.  Holdings does not have any Subsidiaries other than the Borrower and the Borrower’s Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower as of the Effective Date.

SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and their Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.

SECTION 3.14.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from Holdings a counterpart of the Guarantee Agreement signed on behalf of Holdings or written evidence satisfactory to the

Administrative Agent (which may include electronic transmission of a signed signature page of the Guarantee Agreement) that Holdings has signed a counterpart of the Guarantee Agreement.

(b)  The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Bingham McCutchen LLP and LeClair Ryan, counsel for the Loan Parties, substantially in the form of Exhibits C-1 and C-2, respectively, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  Holdings and the Borrower hereby request such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received evidence reasonably satisfactory to it of the effectiveness of an amendment to the Revolving Credit Agreement the result of which is that no provision of the Revolving Credit Agreement, as so amended, shall be violated by, and no default thereunder shall result from, the execution, delivery or performance of this Agreement.

(d)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)  The Administrative Agent shall have received such documents and other information as the Administrative Agent and the Lenders may reasonably request to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(f)  The conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to such effect, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower.

(g)  The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)  The Administrative Agent shall have received evidence reasonably satisfactory to it that the insurance required by Section 5.06 is in effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 30, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing, except for representations and warranties expressly made as of an earlier date, which shall be true and correct as of such earlier date.

(b)  At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information. Holdings and the Borrower will furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year of Holdings, Holdings’ audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit or other material qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, Holdings’ consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements (or within three Business Days after any deemed delivery) under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.08 and 6.09 as of the end of the period covered by such financial statements and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings’ audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  concurrently with any delivery of financial statements (or within three Business Days after any deemed delivery) under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)  as soon as the same are complete, but in no event more than 60 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget presented on a quarterly basis for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(f)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

(g)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(h)  promptly upon the occurrence of any change of Rating by Moody’s or S&P, a certificate of a Financial Officer setting forth the new Rating, the effective date thereof and, if applicable, notice of any change in the Applicable Rate as a result thereof; and

(i)  promptly after the same are furnished to the Borrower, copies of any “Management Letter” delivered to Holdings and the Borrower by their independent certified public accountants in connection with the delivery of financial statements contemplated by Section 5.01(a) if such Letter discloses any material weaknesses in internal financial controls or other material concerns relating to the financial statements identified by such accountants.

Notwithstanding the foregoing, any financial statements or other reports or filings required to be furnished by Holdings and the Borrower pursuant to clause (a), (b) or (f) of this Section 5.01 shall be deemed to have been furnished if Holdings or the Borrower has (i) filed the same with the Securities and Exchange Commission via the EDGAR filing system and the same are publicly available and (ii) delivered notice thereof to the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  Upon Holdings or the Borrower obtaining knowledge thereof, Holdings and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and their Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith (in the case of Tax liabilities or obligations to Government Authorities by appropriate proceedings), (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.  Insurance.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.07.  Books and Records; Inspection and Audit Rights.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Borrower shall be given the opportunity to be present at any discussion with its independent accountants.

SECTION 5.08.  Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09.  Use of Proceeds.  The proceeds of the Loans will be used for general corporate purposes, including to finance a portion of Holdings’s share repurchase program.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Subsidiary Indebtedness.  The Borrower will not permit any Subsidiary of the Borrower to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of Holdings, the Borrower or any other Subsidiary), except:

(a)  Indebtedness existing on the Revolving Effective Date and set forth in Schedule 6.01, but not any extensions, renewals or replacements of any such Indebtedness;

(b)  Indebtedness of any Subsidiary of the Borrower owing to the Borrower or any other Subsidiary of the Borrower;

(c)  Guarantees by any Subsidiary of the Borrower of Indebtedness of any other Subsidiary of the Borrower; provided that the Indebtedness so Guaranteed is permitted by this Section;

(d)  Indebtedness of any Subsidiary of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets after the Revolving Effective Date, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) (and that is not listed in Schedule 6.01) and clause (e) below shall not exceed $100,000,000 at any time outstanding;

(e)  Indebtedness of (i) any Person that becomes a Subsidiary after the Revolving Effective Date pursuant to a Permitted Acquisition to the extent that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) a Subsidiary to the extent that such Indebtedness is assumed in connection with a Permitted Acquisition made by such Subsidiary and is not created in contemplation of such Permitted Acquisition; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) and clause (d) above shall be subject to the limitations set forth in clause (ii) of the proviso at the end of clause (d) above; and

(f)  other Indebtedness of Subsidiaries of the Borrower in an aggregate principal amount at any time outstanding not exceeding $75,000,000.

SECTION 6.02.  Liens.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)  Liens created under the Loan Documents;

(ii)  Permitted Encumbrances;

(iii)  any Lien on any property or asset of the Borrower or any Subsidiary existing on the Revolving Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary after the Revolving Effective Date or existing on any property or asset of any Person that becomes a Subsidiary after the Revolving Effective Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(v)  Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary after the Revolving Effective Date; provided that (A) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereto (and, in the case of any such Indebtedness of a Subsidiary of the Borrower, is Indebtedness permitted by Section 6.01), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (C) the

Indebtedness secured thereby does not exceed the cost (including design, engineering, sales taxes, delivery, installation and other similar costs) of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets (other than proceeds of the property and assets originally encumbered by such security interests) of the Borrower or any Subsidiary; and

(vi)  other Liens securing Indebtedness or other monetary obligations of the Borrower or any Subsidiary (other than Liens on inventory); provided that the sum of all Indebtedness and other monetary obligations at any time outstanding secured by Liens permitted by this clause (vi), plus the fair market value of all assets sold after the Revolving Effective Date pursuant to Sale and Leaseback Transactions in reliance on clause (b) of Section 6.07, shall not at any time exceed $125,000,000.

(b)  Holdings will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (other than Excluded Margin Stock), or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Permitted Encumbrances.

SECTION 6.03.  Fundamental Changes.  (a)  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary (other than the Borrower) may merge into any other Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary (other than the Borrower ) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (vi) any Subsidiary may merge with another entity to implement a Permitted Acquisition and (v) any Subsidiary of the Borrower may merge with another entity to implement a sale or other disposition of such Subsidiary otherwise permitted by this Agreement, provided that, after giving effect thereto, such Subsidiary shall no longer be a Subsidiary; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)  The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Revolving Effective Date and businesses reasonably related thereto.

(c)  Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower and activities incidental thereto, including the conduct of stock repurchase programs, administering payrolls for executive officers and other activities incidental to its existence as a publicly-

owned holding company.  Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash, promissory notes held pursuant to clause (g) of Section 6.04 and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities under the “Loan Documents” as such term is defined in the Revolving Credit Agreement, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).  Holdings will not have any Subsidiaries, other than the Borrower and its Subsidiaries.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)  Permitted Investments;

(b)  investments existing on the Revolving Effective Date and set forth on Schedule 6.04, to the extent such investments would not be permitted under any other clause of this Section;

(c)  investments in the Equity Interests of their respective Subsidiaries;

(d)  loans or advances made by the Borrower to any Subsidiary of the Borrower (or to Holdings) and made by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;

(e)  Guarantees by the Borrower and its Subsidiaries of obligations of the Borrower or any of its Subsidiaries; provided that any such Guarantees by Subsidiaries of the Borrower of obligations of the Borrower shall be limited to Guarantees of Indebtedness that are permitted by Section 6.01;

(f)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)  promissory notes received from employees of Holdings and its Subsidiaries evidencing loans made for the purpose of permitting such employees to purchase capital stock of Holdings in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(h)  Permitted Acquisitions;

(i)  loans or advances to employees in the ordinary course of business; provided that the aggregate amount of all loans and advances permitted by this clause (i) shall not exceed $750,000 at any time outstanding;

(j)  obligations of management to the Borrower in connection with split dollar life insurance policies; provided that the aggregate amount of all obligations permitted by this clause (j) shall not exceed $2,000,000 at any time outstanding;

(k)  investments incurred in connection with Deferred Compensation Obligations; and

(l)  other investments in an aggregate amount not exceeding $50,000,000 at any time outstanding.

SECTION 6.05.  Swap Agreements.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Holdings, the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Subsidiary.

SECTION 6.06.  Restrictive Agreements.  Neither Holdings nor the Borrower will, nor will they permit any  Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Revolving Effective Date identified on Schedule 6.06 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset or property pending such sale, provided such restrictions and conditions apply only to the Subsidiary, asset or property that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, or other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions and conditions imposed by the Revolving Credit Agreement (as amended or extended from time to time), provided that such restrictions and conditions are not more restrictive in any material respect than those set forth in this Agreement.

SECTION 6.07.  Sale and Leaseback Transactions.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), except for (a) any such Sale and Leaseback Transaction involving the sale of fixed or capital assets (other than those acquired pursuant to a Permitted Acquisition), at a price not less than the cost thereof, that is consummated within 360 days after the date that such assets are acquired and (b) other Sale and Leaseback Transactions consummated after the Revolving Effective Date, subject to the limitations set forth in clause (vi) of Section 6.02(a).

SECTION 6.08.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of any date to be in excess of 2.50 to 1.00.

SECTION 6.09.  Consolidated Coverage Ratio.  The Borrower will not permit the Consolidated Coverage Ratio for any period of four consecutive fiscal quarters (commencing with the period ending on the last day of the first fiscal quarter ended after the Effective Date) to be less than 2.25 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of Holdings or the Borrower) or 5.09 or in Article VI;

(e)  either Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)  Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor (and such action is not effectively stayed) to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $3,000,000 in any year or (ii) $5,000,000 for all periods; or

(m)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related

Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower (except that no consultation is required during an Event of Default), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to Holdings or the Borrower, to Advance Stores Company, Incorporated at 5008 Airport Road, Roanoke, Virginia 24012, Attention of Chief Financial Officer  (Telecopy No. (540) 561-6445);

(ii)  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Timothy Rojas (Telecopy No. (713) 750-2223), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York 10017, Attention of Barry Bergman (Telecopy No. (212) 270-6637); and

(iii)  if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by either Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan

Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or (vi) release Holdings from its Guarantee under the Guarantee Agreement, or limit its liability in respect of such Guarantee, without the written consent of each Lender; providedfurther that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment (if any) of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent, the Syndication Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Arrangers, the Administrative Agent and the Syndication Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, including the fees, charges and disbursements of any counsel for the Administrative Agent, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  The Borrower shall indemnify each Arranger, the Administrative Agent, the Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to any Arranger, the Administrative Agent or the Syndication Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Arranger, the Administrative Agent or the Syndication Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Arranger, the Administrative Agent or the Syndication Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.

(d)  To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)  the Administrative Agent.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and outstanding Loans, the amount of the Commitment and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  As this Section 9.04(e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

(c)  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower.

For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA Patriot Act.  Each Lender hereby notifies each of the Borrower and Holdings that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), (the “Act”), it is required to obtain, verify and record information that identifies each of the Borrower and Holdings, which information includes the name and address of each of the Borrower and Holdings and other information that will allow such Lender to identify each of the Borrower and Holdings in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADVANCE AUTO PARTS, INC.,

by
/s/ Michael O. Moore
Name: Michael O. Moore
Title: Executive Vice President, Chief Financial Officer

ADVANCE STORES COMPANY, INCORPORATED,

by
/s/ Michael O. Moore
Name: Michael O. Moore
Title: Executive Vice President, Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
/s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

[LENDERS],

by

Name:
Title:

Schedule 2.01

COMMITMENTS

Lenders	Commitments
JPMorgan Chase Bank, N.A.	$27,500,000
Bank of America, N.A.	$27,500,000
Banco Popular de Puerto Rico, New York Branch	$15,000,000
RBC Centura Bank	$15,000,000
TD Banknorth, N.A.	$15,000,000
U.S. Bank	$15,000,000
Wachovia Bank, National Association	$15,000,000
Comerica Bank	$10,000,000
First Hawaiian Bank	$10,000,000
KeyBank, National Association	$10,000,000
PNC Bank, National Association	$10,000,000
Wells Fargo Bank, National Association	$10,000,000
Hua Nan Commercial Bank - Los Angeles Branch	$5,000,000
Hua Nan Commercial Bank, Ltd. - New York Agency	$5,000,000
Bank of China, New York Branch	$5,000,000
The Norinchukin Bank	$5,000,000
Total	$200,000,000

Schedule 3.06

DISCLOSED MATTERS

I.           Environmental

A.           Environmental Permits

None.

B.           Environmental Claims

a.
3316 West 11th, Houston, Texas.  This property was leased by Western Auto Supply Company to various entities for use as an automotive and heavy equipment storage and repair facility.  The site contained a large amount of industrial debris.  According to the current tenant, two "sludge pits" were located on the property in the early 1980s but may actually be depressed soil areas.  There has been no regulatory agency involvement to date.  The extent and nature of the contamination has been investigated and further sampling is necessary.  Borrower cannot currently estimate the potential exposure associated with this claim.

b.
50 County Street, Attleboro, MA.  This property is owned by Western Auto Supply Company.  When the pre-acquisition Western Auto built a store on this site in 1997, it allegedly failed to comply with certain environmental activity use limitation requirements during the construction of the store building.  We are currently working with the Massachusetts Department of Environmental Protection to resolve potential environmental issues regarding the site.  Borrower estimates a potential exposure of $57,000 in fines associated with this environmental matter.

c.	See Attachment following Schedule 6.06

II.	Other

A.	Advance

a.
Coalition for a Level Playing Field, et. al. v. AutoZone, Inc., et. al, (Case No. 00-0953); filed February 2000.  The Borrower and Discount have been named as defendants in a lawsuit filed on behalf of independent retailers and jobbers against Advance, Discount and others for various claims under the Robinson-Patman

Act. In January 2003, a federal court jury found in favor of the Borrower and Discount. Plaintiffs appealed, and in November, 2003 the Second Circuit Court of Appeals affirmed the judgment.

In July 2004 another, similar case was filed by many of the same plaintiffs, which alleges, among other things, violations of the Robinson-Patman Act (Case No. 04CV08450).  The Borrower believes these claims are without merit and intends to vigorously contest them.

b.
Borrower, et al. v. Corview, Inc., et al.  This suit was filed by the Borrower and its benefits plan against Corview and American Benefits Management alleging that the defendants had breached their agreement to provide benefits services.  Corview and ABM have each filed a counterclaim alleging fraud, breach of contract and other common law claims based on the termination of their contract.  Corview alleges damages in excess of $3,000,000, and ABM alleges damages in excess of $2,000,000. The Borrower believes the counterclaims are meritless, but summary judgment motions are still pending.  Trial is anticipated to be scheduled in 2008 or 2009.

c.
Danny Strong v. Advance Stores Company, Inc., Case No. 03N0116, pending in the Circuit Court for Putnam County, Tennessee.  This is a workers’ compensation retaliation lawsuit pending in state court and involves an inadvertent admission by defendant.  Motions and appeals attempting to exclude the admission have been denied, and settlement discussions have been unsuccessful.  Trial has been continued until February 2008.

d.
Assurance of Discontinuance Pursuant to Executive Law 63(15) dated January 13, 2003, Office of the Attorney General of New York
State. Agreement by Borrower to charge $5.00 for each battery sold when a used core is not returned.

e.
Refinishing Specialties, Inc. dba Advance Auto Parts, Plaintiff, vs. Advance Stores Company, Incorporated dba Advance Auto Parts (Federal District Court, Western District of Kentucky).   Borrower was sued on June 8, 2007 by Refinishing Specialties, Inc. dba Advance Auto Parts in Jefferson County, Kentucky (“RSI”). The lawsuit alleges trademark infringement and unfair competition by Borrower.  RSI owns 4 stores in Jefferson County, Kentucky (Louisville) and has previously used the “Advance Auto Parts” trademark.  RSI alleges that Borrower has violated a 1999 court order granting  exclusive use of the “Advance

Auto Parts” trademark in Jefferson County, Kentucky. Borrower denies this claim and will vigorously defend this lawsuit. The lawsuit is in the discovery phase and is scheduled for trial in late 2008.

Refinishing Specialties, Inc. dba Advance Auto Parts, Plaintiff, vs. Advance Stores Company, Incorporated dba Advance Auto Parts (Federal District Court, Western District of Kentucky).   Borrower was sued on June 8, 2007 by Refinishing Specialties, Inc. dba Advance Auto Parts in Jefferson County, Kentucky (“RSI”). The lawsuit alleges trademark infringement and unfair competition by Borrower.  RSI owns 4 stores in Jefferson County, Kentucky (Louisville) and has previously used the “Advance Auto Parts” trademark.  RSI alleges that Borrower has violated a 1999 court order granting  exclusive use of the “Advance Auto Parts” trademark in Jefferson County, Kentucky.  Borrower denies this claim and will vigorously defend this lawsuit. The lawsuit is in the discovery phase and is scheduled for trial in late 2008.

f.
Scott McMahon and Karen John, Plaintiffs, vs. Advance Stores Company, Incorporated and Donn Free (Federal District Court, Northern District of West Virginia).  In 2005 Mr. McMahon sued Borrower in West Virginia state court for Borrower’s alleged breach of warranty and violation of the West Virginia Consumer Protection Act after Borrower declined to accept the return of a battery from Ms. John.  The battery had originally been purchased by Mr. McMahon and installed in a car that he subsequently sold to Ms. John.  Borrower declined to accept the return of the battery from Ms. John because,  under the terms of Borrower’s warranty, Borrower was only liable to the original purchaser of the product for use under the doctrine of “privity of contract.” Plaintiff alleges that Borrower’s warranty exclusion was unenforceable because privity of contract has been abolished in West Virginia. It is Borrower’s position that its warranty exclusion is enforceable because only vertical privity, but not horizontal privity, of contract has been abolished in West Virginia.  After repeated attempts to settle this matter failed, in 2007 Mr. McMahon sought to amend the complaint and convert the matter to a class action. Borrower then removed the matter to federal court and has elected to defend this matter vigorously. Plaintiffs have sought remand of the matter to state court, and.the remand motion is under consideration by the Court.

B.	Western

a.
Assurance of Discontinuance, New York City Department of Consumer Affairs, dated June 25, 1992 (Notice of Violation No. CL 0016563).  Agreement by Sears, Roebuck and Co. to cease and desist using the term "guaranteed lowest prices" or any similar term in its advertising.

b.
Western Auto Supply Company, together with other defendants including automobile manufacturers, automotive parts manufacturers and other retailers, has been named as a defendant in lawsuits alleging injury as a result of exposure to asbestos-containing products.  Borrower, Discount and Parts America also have been named as defendants in many of these lawsuits.  The plaintiffs have alleged that these products were manufactured, distributed and/or sold by the various defendants.  To date, these products have included brake and clutch parts and roofing materials.  The number of cases in which Borrower or one of its subsidiaries has been named as a defendant has increased in the past few years.  The damages claimed against the defendants in some of these proceedings are substantial.  Additionally, some of the automotive parts manufacturers that are named as defendants in these lawsuits have declared bankruptcy, which will limit plaintiffs’ ability to recover monetary damages from those defendants.  Borrower believes that it has valid defenses against these claims.  Borrower also believes that most of these claims are at least partially covered by insurance.  Based on discovery to date, Borrower does not believe the cases currently pending will have a material adverse effect.  However, if Borrower were to incur an adverse verdict in one or more of these claims and were ordered to pay damages that were not covered by insurance, these claims could have a material adverse effect on Borrower’s operating results, financial position and liquidity.  If the number of claims filed against Borrower or any of its subsidiaries alleging injury as a result of the exposure to asbestos-containing products increases substantially, the costs associated with concluding these claims, including damages resulting from any adverse verdicts, could have a material adverse effect on Borrower’s operating results, financial position and liquidity in future periods.

c.	See Attachment following Schedule 6.06.

C.           Autopart International

a.Business Software Alliance Claim against Autopart International (AI). The Business Software Alliance (BSA) is a United States trade group which represents a number of the world's largest software makers (Microsoft, Dell, Hewlett – Packard, etc.)  in efforts to stop copyright infringement of software produced by its members. BSA sent AI a letter in October 2006 demanding that AI perform a self-audit of its software and provide copies of all its software licenses. AI has performed the self-audit and secured the advisory services of a law firm with substantial expertise in dealing with the BSA. The firm has reviewed the AI self-audit materials and helped prepare a submission to the BSA, which is currently under review by the BSA.  AI believes its maximum liability to the BSA will be $150,000 or less.

           Schedule 3.12

SUBSIDIARIES

Subsidiary                                                                           Percentage Ownership Interest

SUBSIDIARIES

Subsidiary	Percentage Ownership Interest

Advance Trucking Corporation	100% owned by Advance Stores Company, Incorporated

Western Auto Supply Company (formerly Advance Acquisition Corporation)	100% owned by Advance Stores Company, Incorporated

Western Auto of Puerto Rico, Inc.	100% owned by Western Auto Supply Company

Western Auto of St. Thomas, Inc.	100% owned by Western Auto Supply Company

Advance Merchandising Company, Inc.	100% owned by Discount Auto Parts, Inc.

Advance Aircraft Company, Inc.	100% owned by Advance Stores Company, Incorporated

Discount Auto Parts, Inc.	100% owned by Advance Stores Company, Incorporated

Advance Patriot, Inc.	100% owned by Advance Stores Company, Incorporated

Advance Auto of Puerto Rico, Inc.	100% owned by Advance Stores Company, Incorporated

TTR, Inc.	100% owned by Advance Stores Company, Incorporated

Autopart International, Inc.	100% owned by Advance Stores Company, Incorporated

Western Auto Supply Company of Ontario Limited	100% owned by Western Auto Supply Company

Schedule 3.13

INSURANCE

See attachment following Schedule 6.06

Schedule 6.01

EXISTING INDEBTEDNESS

Existing indebtedness under the Revolving Credit Agreement

Indebtedness pursuant to Loan Agreement by and between Advance Stores Company, Incorporated and The Commonwealth of Pennsylvania, acting by and through the Department of Community and Economic Development dated December 13, 2005.

Puerto Rico Excise Tax Bond

Schedule 6.02
EXISTING LIENS

Advance

General

Program Agreement Between Advance Stores Company, Incorporated and Household Corporation dated as of January 25, 2005

Merchant Services Bankcard Agreement dated June 25, 2001 by and between Sun Trust Bank, successor in interest to The Northern Trust Company, SunTrust Merchant Services, LLC, a First Data Alliance, successor in interest to Unified Merchant Services, and Advance Stores Company, Incorporated

Agreement for American Express® Card Acceptance between Advance Stores Company, Incorporated and American Express Travel Related Services Company, Inc. effective January 12, 1996

Credt Card Program Agreement by and between Hudson United Bank, a banking corporation operating through a division under the name of Shoppers Charge Accounts Co., and Western Auto Supply Company, dated as of March 15, 1999

Merchant Services Agreement by and between Discover Financial Services LLC and Advance Stores Company, Incorporated, effective October 1, 2006

The senior secured note financing with Massachusetts Mutual Life Insurance Company and MassMutual Participation Investors is secured by mortgages on selected Discount Auto Part store properties.  (Notes have been paid in full.  Company is awaiting releases of liens.)

Discount entered into three Master Leases covering the store properties that were the subject of  Discount's sale/leaseback transaction, dated as of February 27, 2001, between Discount and Dapper Properties I, LLC, Dapper Properties II, LLC and Dapper Properties III, LLC.  These properties, in turn, are subject to mortgages granted by Dapper Properties I, II, and III in favor of affiliates of FFCA Funding Corporation and Midland Loan Services, Inc., which secure the obligations under related Notes and Loan Documents.

Loan Agreementby and between Advance Stores Company, Incorporated and The Commonwealth of Pennsylvania, acting by and through the Department of Community and Economic Development, dated December 13, 2005.

           Schedule 6.04

INVESTMENTS

Name of Company	Number of Shares

The Roanoke Valley Development Corp.	10
Bermin Limited	8,772
PartsAmericacom                                                                                                                             [private equity interests]

           Schedule 6.06

EXISTING RESTRICTIONS

Program Agreement Between Advance Stores Company, Incorporated and Household Corporation dated as of January 25, 2005

Merchant Services Bankcard Agreement dated June 25, 2001 by and between Sun Trust Bank, successor in interest to The Northern Trust Company, SunTrust Merchant Services, LLC, a First Data Alliance, successor in interest to Unified Merchant Services, and Advance Stores Company, Incorporated

Agreement for American Express® Card Acceptance between Advance Stores Company, Incorporated and American Express Travel Related Services Company, Inc., effective January 12, 1996

Credt Card Program Agreement by and between Hudson United Bank, a banking corporation operating through a division under the name of Shoppers Charge Accounts Co., and Western Auto Supply Company, dated as of March 15, 1999

Merchant Services Agreement by and between Discover Financial Services LLC and Advance Stores Company, Incorporated, effective October 1, 2006

Loan Agreement by and between Advance Stores Company, Incorporated and The Commonwealth of Pennsylvania, acting by and through the Department of Community and Economic Development, dated December 13, 2005.

ENVIRONMENTAL MATTERS										Attachment to Schedule 3.06
Tracking Number	Store Number	Operating Status	Original Company	Leased Owned	Name	Address	City	State	Issue	Regulatory Status	Project Status

2	5107	O	W	L	KANSAS CITY 01	2625 N.E. VIVION ROAD	KANSAS CITY	MO	Potential UST	No regulatory involvement	Open
21	51730	C	W	L	NEW ORLEANS 15	6707 ST. CLAUDE AVENUE	ARABI	LA	Hydraulic Lift Removal	OPEN	Unknown, necessary to consult with Legal Dept. before re-opening
23	5187 / 51870	O	W		SAN JUAN #19	PLAZA LAS AMERICAS	SAN JUAN	PR	UST	No Record with Puerto Rico Environmental Quality Board	Open
28	5231 / 52316	O	W	L	KANSAS CITY 17	9305 E. HIGHWAY 350	RAYTOWN	MO	Hydraulic Oil Contamination	Pending	Unknown, necessary to consult with Legal Dept. before re-opening
31	52753	O	W	L	TAMPA #12	1008 S. DALE MABRY	TAMPA	FL	UST	PENDING	Open
42	59980	O	W	L	KANSAS CITY 22	1106 SHAWNEE MISSION PARKWAY	SHAWNEE	KS	HYDRAULIC LIFT	PENDING	ARCADIS provided summary letter, State low priority site, NFA letter unlikely
44	65961	C	W	L	NEW ORLEANS 20	01 VETERANS MEMORIAL BOULEVARD	METAIRIE	LA	HYDRAULIC LIFT	ONGOING	ASSIGNED TO ARCADIS - Site access problems, Marsh coordinating with State
46	69690	O	W	L	LIBERTY 02	200 S. 291 HIGHWAY	LIBERTY	MO	HYDRAULIC LIFT	PENDING	No Further Action Anticipated

CEERCLA SITES

A	N/A	-	W	Ft. WAYNE			IN	NPL PRP		Marsh /not active at this time
B	N/A	-	W	RAINBOW DRIVE	Grant Ave	Kannapolis	NC	NPL PRP		Marsh /not active at this time
C	N/A	-	W	W.P. BALLARD			IN	NPL PRP		Marsh /not active at this time
J	N/A			CAROLINA BATTERY	Various	Various	V	NPL PRP	Pending	N/A
K	N/A	C	W	CEDARTOWN	Prior Station Rd & SR 100	Cedartown	GA	NPL PRP	PRP Notification	June '05 - Necessary to consult with Legal Dept.
L	N/A		W	CHEROKEE	not provided	Charlotte	NC	NPL PRP	Consent Order	June '05 - Necessary to consult with Legal Dept.

Tracking Number	Store Number	Operating Status	Original Company	Leased Owned	Name	Address	City	State	Issue	Regulatory Status	Project Status

COMBINED PROJECT LOG & ACTIVITY

ENVIRONMENTAL MATTERS										Attachment to Schedule 3.06
79	----	C	W		BATON ROUGE	3079 Government St.	Baton Rouge	LA	Phase I	PRP Notification	Unknown, necessary to consult with Legal Dept. before re-opening
81	32573	C	W		DALLAS	325 South Nursery	Dallas	TX	GW Release	Notice of violation	Unknown, necessary to consult with Legal Dept. before re-opening
94	5873	C	WAS	L	NEW ORLEANS, LFB	9840 Lake Forrest Blvd.	New Orleans	LA	O/W separator minor GW contam.	Settlement agreement reached with owner. OWS Removed	Awaiting Response from State.
76	77008	--	W	O	HOUSTON	3316 W. 11th St.	Houston	TX	Phase I	none	Re-opening investigation July 2005
L2	NA	NA	W		R&H Oil/Tropicana Superfund	403 Somerset Rd.	San Antonio	TX	Former haz-waste facility, accepted oil from WASCO, now on the NPL	De minimis settlement	Waiting Agency Response
70	5109	O	W		BALTIMORE 03	8124 Ritchie Hwy	Pasadena	MD	Phase I UST	possible UST violation	Open, relocated from Priorut B Tab
71	5118	O	W		BALTIMORE 04	6724 Ritchie Hwy	Glen Bernie	MD	Phase I UST	possible UST violation	Open, relocated from Priorut B Tab
72	5196	O	W		BALTIMORE 17	1006 Eastern Blvd	Baltimore	MD	Phase I UST	possible UST violation	Open, relocated from Priorut B Tab
75	5132	O	W		SALISBURY	722 S. Salisbury Blvd	Salisbury	MD	Phase I UST	possible UST violation	Open, relocated from Priorut B Tab
MST-01	6899	C	W	L	MAYAGUEZ MALL (CLOSED)	Mayaquez Mall Shopping Center	Mayaquez	PR	Soil Contamination (TPH)	Phase II has been performed showing TPH to be elevated.	Review of Remediation Options

Advance Stores Company, Inc.			Attachment to Schedule 3.13
Complete Insurance Schedule
Prepared: November 27, 2007

POLICY TYPE	POLICY PERIOD	POLICY LIMITS	INSURER

General Liability (Domestic)	06/01/2007-2008	$2 MM	ACE
General Liability (Puerto Rico & Virgin Islands)	06/01/2007-2008	$2 MM	ACE
Umbrella	06/01/2007-2008	$25 MM	ACE
Excess - First Layer	06/01/2007-2008	$25 MM x $25 MM	Great American
Excess - Second Layer	06/01/2007-2008	$50 MM x $ 50 MM	Liberty Insurance
Excess - Third Layer	06/01/2007-2008	$25 MM x $ 100 MM	St. Paul
Excess - Fourth Layer	06/01/2007-2008	$25 MM - x $125 MM	American Insurance
Ocean Cargo			ACE
Pollution Legal Liability	11/01/2007-11/01/2010	$10 MM	American International Specialty Lines Insurance Company
Pollution Legal Liability -Storeage Tanks	11/01/2007-11/01/2010	$2 MM	American International Specialty Lines Insurance Company
Aviation Hull & Liability	12/15/2006-12/15/2007	$100 MM liability $3.8 MM Aircraft	Global Aerospace Inc.
Directors & Officers - Primary	10/31/2007-2008	$15 MM	ACE
Directors & Officers - First Excess Layer	10/31/2007-2008	$15 MM x $15 MM	St. Paul
Directors & Officers - Second Excess Layer	10/31/2007-2008	$10 MM x $30 MM	Arch
Directors & Officers - Third Excess Layer	10/31/2007-2008	$10 MM x $40 MM	AXIS
Directors & Officers - Fourth Excess Layer	10/31/2007-2008	$10 MM x $50 MM	American Casualty Company of Reading PA
Directors & Officers - Excess Side A	10/31/2007-2008	$10 MM	Ace CODA
Fiduciary Liability	10/31/2007-2008	$ 10 MM	Beazley Insurance Company
Special	10/31/2007-2008	$10 MM	Liberty Insurance
Crime	10/31/2007-2008	$5 MM	National Union Fire Insurance Company

Advance Stores Company, Inc.			Attachment to Schedule 3.13
Complete Insurance Schedule
Prepared: November 27, 2007

POLICY TYPE	POLICY PERIOD	POLICY LIMITS	INSURER

Employment Practices Liability	10/31/2007-2008	$25 MM	National Union Fire Insurance Company
Automobile (Domestic)	06/01/2007-2008	$5 MM	ACE
Automobile (Puerto Rico/USVI)	06/01/2007-2008	$5 MM	ACE
Property - Primary ($15MM)	05/01/2007-2008	$15 MM	ACE - 33% AIG -30% Lloyd's- 24% AWAC - 8.125% Everest Re - 4.875%
Property - First Layer Excess	05/01/2007-2008	$25 MM	ACE - 30% AIG - 15% Arch Surplus - 20% US Fire - 25% Commonwealth Insurance - 10%
Property - Second Layer Excess	05/01/2007-2008	$50 MM	ACE - 17.50% AIG - 15% Arch Surplus - 20% US Fire - 25% Commonwealth Insurance - 10% GEP - 12.50%
Property - Third Layer Excess	05/01/2007-2008	$50 MM	Lloyd's - 70% Montpelier Re - 30%
Boiler & Machinery	05/01/2007-2008
Workers Compensation - AOS	06/01/2007-2008	Statutory	ACE
Workers' Compensation - CA	06/01/2007-2008	Statutory	ACE
Workers' Compensation - WI	06/01/2007-2008	Statutory	ACE
Excess Workers Compensation (Ohio)	06/01/2007-2008	Statutory	ACE
Puerto Rico/ USVI WC	07/01/2007-06/30/2008	Statutory	Monopolistic
WV WC	06/01/2007-2008	Statutory	Monopolistic
WY WC	06/01/2007-2008	Statutory	ACE

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	______________________________

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Term Loan Credit Agreement dated as of December 4, 2007 among Advance Auto Parts, Inc., Advance Stores Company, Incorporated, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans1
	$	$	%

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
   Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
   Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
  Administrative Agent

By_________________________________
  Title:

[Consented to:]2

ADVANCE STORES COMPANY, INCORPORATED

By________________________________
  Title:

2 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

ADVANCE STORES COMPANY, INCORPORATED

TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B

GUARANTEE AGREEMENT dated as of December 4, 2007, between ADVANCE AUTO PARTS, INC., a Delaware corporation (“Holdings” and the “Guarantor”), and JPMORGAN CHASE BANK, N.A., a New York banking corporation (“JPMCB”), as administrative agent (in such capacity, the “Administration Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Term Loan Credit Agreement dated as of December 4, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Advance Stores Company, Incorporated, a Virginia corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  The Borrower has elected that the Guarantor guarantee the Obligations (as defined below) by entering into this Guarantee Agreement.  Holdings acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders.  The obligations of the Lenders to make Loans are conditioned on, among other things, the execution and delivery by the Guarantor of a Guarantee Agreement in the form hereof.  As consideration therefor and in order to induce the Lenders to make Loans, the Guarantor is willing to execute this Guarantee Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee.  The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Lenders under the Credit Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement and the other Loan Documents (all the monetary obligations described in the preceding clauses (a) and (b) being collectively called the “Obligations”).  The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that the security interest granted hereunder and the obligations of the Guarantor will survive any extension or renewal of any Obligation.

SECTION 2. Obligations Not Waived.  To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or the Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise or (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guarantee Agreement, any other Loan Document, any Guarantee or any other agreement.

SECTION 3. Guarantee of Payment.  The Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Lender to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Lender in favor of the Borrower or any other Person.

SECTION 4. No Discharge or Diminishment of Guarantee.  The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations and inchoate indemnification and reimbursement obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations and inchoate indemnification and reimbursement obligations).

SECTION 5. Defenses of Borrower Waived.  To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of the Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than the final and indefeasible payment in full in cash of the Obligations and inchoate indemnification and reimbursement obligations.  The Administrative Agent and the other Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other guarantor or exercise any other right or remedy available to them against the Borrower or any other guarantor, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash.  Pursuant to applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower.

SECTION 6. Agreement to Pay; Subordination.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Lender has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to or as directed by the Administrative Agent in cash the amount of such unpaid Obligations.  Upon payment by the Guarantor of any sums to or as directed by the Administrative Agent as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any indebtedness of any Loan Party now or hereafter owed to the Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations.  If, at any time that a Default has occurred and is continuing, any amount shall be paid to the Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 7. Information.  The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Lenders will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 8. Representations and Warranties.  The Guarantor represents and warrants that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

SECTION 9. Termination.  The guarantee made hereunder (a) shall terminate when all the Obligations (other than inchoate indemnification and reimbursement obligations) have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or the Guarantor upon the bankruptcy or reorganization of the Borrower, the Guarantor or otherwise.

SECTION 10. Binding Effect; Assignments.  Whenever in this Guarantee Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Guarantee Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Guarantee Agreement shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Guarantor, the Administrative Agent and the other Lenders, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).

SECTION 11. Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent hereunder and of the other Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Guarantee Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guarantee Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor and the Administrative Agent, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

SECTION 12. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13. Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.

SECTION 14. Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guarantee Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect until all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

(b) In the event any one or more of the provisions contained in this Guarantee Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 15. Counterparts.  This Guarantee Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.  Delivery of an executed signature page to this Guarantee Agreement by electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guarantee Agreement.

SECTION 16. Rules of Interpretation.  The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Guarantee Agreement.

SECTION 17. Jurisdiction; Consent to Service of Process.  (a)  The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guarantee Agreement shall affect any right that the Administrative Agent or any other Lender may otherwise have to bring any action or proceeding relating to this Guarantee Agreement or the other Loan Documents against the Guarantor or its properties in the courts of any jurisdiction.

(b) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Guarantee Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.  Nothing in this Guarantee Agreement will affect the right of any party to this Guarantee Agreement to serve process in any other manner permitted by law.

SECTION 18. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

SECTION 19. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Guarantee Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Guarantee Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 19 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Guarantee Agreement as of the day and year first above written.

ADVANCE AUTO PARTS, INC., as Guarantor,
By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By:

Name:
Title:

Exhibit C-1

December 4, 2007

JPMorgan Chase Bank, N.A., as Administrative Agent, and
the Lenders that are parties to the
Credit Agreement (as defined below)
111 Fannin Street, 10th Floor
Houston, TX  77002

Re:	Advance Stores Company, Incorporated

Ladies and Gentlemen:

We have acted as counsel to (i) Advance Stores Company, Incorporated, a Virginia corporation (the “Borrower”) in connection with the Term Loan Credit Agreement dated as of December 4, 2007 (the “Credit Agreement”), among Advance Auto Parts, Inc., a Delaware corporation (“Holdings” or the “Guarantor”), the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), and the lenders party thereto and referred to therein as Lenders (collectively, the “Lenders”), and the transactions contemplated thereby; and (ii) the Guarantor (together with the Borrower, the “Loan Parties”) in connection with the Credit Agreement and the Guarantee Agreement dated as of December 4, 2007 (the “Guarantee”) from Holdings in favor of the Agent and the Lenders.  Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Credit Agreement.  This opinion is rendered to you pursuant to Section 4.01(b) of the Credit Agreement.

Although we act generally as counsel to the Borrower and the Guarantor, our representation is limited to matters individually referred to us by the Borrower’s or the Guarantor’s management.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (a) the representations and warranties of the Loan Parties set forth in the Credit Agreement and each of the other Loan Documents (as defined below) and (b) certificates of certain of the officers of the Loan Parties and have assumed, without independent inquiry, the accuracy of those representations, warranties, and certificates.  For purposes of our opinion rendered in paragraph 1 below, with respect to the incorporation, organization, existence, qualification, or standing of any Loan Party, our opinion relies entirely upon and is limited by those certificates of public officials attached hereto as Exhibit A.

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

In connection with this opinion, we have examined originals or copies of the following documents:

(i)	the Credit Agreement;

(ii)	the Promissory Note dated December 4 2007 in the original principal amount of $10,000,000, executed by the Borrower to the order of PNC Bank, National Association;

(iii)	the Promissory Note dated December 4 2007 in the original principal amount of $10,000,000, executed by the Borrower to the order of Comerica Bank;

(iv)	the Guarantee;

(v)
the Certificate of Incorporation (the “Guarantor’s Charter”) of the Guarantor, certified by the Secretary of State of the State of Delaware as of November 21, 2007, and certified by an officer of the Guarantor as of the date hereof as being true, complete and correct and in full force and effect;

(vi)
the By-Laws of the Guarantor (the “Guarantor’s By-Laws” and, the Guarantor’s Charter and the Guarantor’s By-Laws together being referred to sometimes herein as the “Guarantor’s Governing Documents”), certified by an officer of the Guarantor as of the date hereof as being true, complete and correct and in full force and effect;

(vii)
the certificate of certain officers of the Guarantor, as of the date hereof, as to certain actions taken by the Board of Directors of the Guarantor by unanimous written consent dated as of November 30, 2007, and as to the titles, incumbency, and specimen signatures of certain officers of the Guarantor;

(viii)	the Material Agreements (as defined below); and

(ix)	those certificates of certain public officials with respect to the Loan Parties attached hereto as Exhibit A.

The documents specified in items (i), (ii), (iii) and (iv) above are referred to herein, collectively, as the “Loan Documents”.  We have examined the documents listed in the preceding paragraph and such other corporate and public records and

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary.  This opinion is limited solely to the internal substantive laws of the State of New York as applied by courts located in New York without regard to choice of law, the federal laws of the United States of America (except for Federal and state tax, antitrust, energy, utilities, national security, anti-terrorism, securities, or blue sky laws, as to which we express no opinion in this letter, except as set forth in paragraphs 4(i)(C) and 6 below with respect to the federal statutes and regulations specifically referred to therein),  and the Delaware General Corporation Law as applied by courts located in Delaware (the “DGCL”), and we express no opinion as to the laws of any other jurisdiction.

We note that the Credit Agreement and all of the other Loan Documents contain provisions stating that they are to be governed by the laws of the State of New York (“a Chosen-Law Provision”).  Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Credit Agreement and the other Loan Documents.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)
We have assumed without any independent investigation that (i) each party to the Credit Agreement and the other Loan Documents, other than the Guarantor, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Loan Documents, (ii) each party to the Credit Agreement and the other Loan Documents,

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

other than the Guarantor, at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws, and other governing organizational documents, and the applicable corporate, partnership, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver, and perform its obligations under, the Credit Agreement and the other Loan Documents, and (iii) each party to the Credit Agreement and the other Loan Documents, other than the Guarantor, has duly authorized, executed, and delivered each of the Loan Documents to which it is a party.

(b)
We have assumed without any independent investigation that (i) each of the Loan Parties has received or, upon consummation of the transactions contemplated by the Loan Documents, will receive, the agreed to and stated consideration for the incurrence of the Obligations and other obligations applicable to it under the terms of the Loan Documents to which it is a party, (ii) each of the Credit Agreement and the other Loan Documents is a valid and binding obligation of each party thereto other than the Loan Parties, and (iii) each of the Credit Agreement and the other Loan Documents is a valid and binding obligation of the Loan Parties to the extent that laws other than those of the State of New York are relevant thereto (other than the laws of the United States of America, and the DGCL, but only to the limited extent the same may be applicable to the Loan Parties and relevant to our opinions expressed below).

(c)
The enforcement of any obligations of any of the Loan Parties or any other Person, whether under any of the Loan Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of any of the Loan Parties or any other Person, whether under any of the Loan Documents or otherwise.

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

(d)	We express no opinion as to the enforceability of any particular provision of any of the Credit Agreement or the other Loan Documents relating to remedies after default.

(e)	We express no opinion as to the availability of any remedy of specific performance or equitable relief of any kind.

(f)
The enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(g)
We express no opinion as to the enforceability of any particular provision of any of the Credit Agreement or the other Loan Documents relating to or constituting (i) waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process, except to the extent that such waivers or consents are made enforceable by New York General Obligations Law Section 5-1402, applied by a New York state court, (ii) waivers of rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defense, setoff, recoupment or counterclaim, (iv) waivers or variations of provisions which are not capable of waiver or variation under Section 1-102, or other applicable provisions of the Uniform Commercial Code as adopted and in effect in the State of New York (the “New York UCC”), (v) provisions in the Loan Documents rendered ineffective or unenforceable by Part 4 of Article 9 of the New York UCC, (vi) the grant of powers of attorney or proxies to the Agent or any Lender, (vii) exculpation or exoneration clauses, and indemnity clauses to the extent such clauses may be held by any court to be contrary to, or limited by concerns of, public policy, and clauses relating to releases or waivers of unmatured claims or rights, (viii) submission to binding arbitration, (ix) provisions for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture”, or (x) so-called “usury savings” clauses.  We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any applicable guarantor, joint obligor, surety, accommodation party, or other secondary obligor.

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

(h)
We assume that at least $2,500,000 will be advanced to the Borrower, in one or more installments, pursuant to the Loan Documents.  No opinion is given herein as to the usury laws, or other laws regulating the maximum rate of interest which may be charged, taken or received, of any jurisdiction other than the State of New York.

(i)
We note that, under the laws of the State of New York, the remedies available in the State of New York for the enforcement of the Credit Agreement or the other Loan Documents could be affected by any failure of any Lender not organized in the State of New York (i) to become authorized, under Article 13 of the New York Business Corporation Law, to do business in the State of New York or (ii) to become authorized, under Article 5 of the New York Banking Law, to transact business in the State of New York as a foreign banking corporation. Further, no opinion is given herein as to any other similar laws or requirements in any other jurisdiction.

(j)
When any opinion set forth below is given to our knowledge, or to the best of our knowledge, or with reference to matters of which we are aware or which are known to us, or with a similar qualification, that knowledge is limited to the actual knowledge of the individual lawyers in this firm who have participated directly and substantively in the specific transactions to which this opinion relates and without any special or additional investigation undertaken for the purposes of this opinion.  In paragraph 4 below, we express no opinion as to the non-contravention of financial covenants or other provisions requiring financial calculations or determinations.

(k)
We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

(l)
We assume that the Obligations are not secured directly or indirectly by “margin stock”, as such term is used in Regulations T, U or X of the Board of Governors of the Federal Reserve System (including, without limitation, any shares of the Guarantor

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

repurchased by the Guarantor pursuant to its share repurchase program with proceeds of the Loans), and that neither the Agent nor any of the Lenders is a Creditor as such term is defined in Regulation T of the Board of Governors of the Federal Reserve System.

(m)
We have assumed that (i) the Guarantor is the corporate parent of the Borrower, owning all of its outstanding capital stock; and (ii) each of the Loan Documents entered into by the Guarantor is necessary or convenient to the conduct, promotion or attainment of the business of the Borrower, as contemplated by Section 122(13) of the DGCL.

(n)	We express no opinion as to the creation, attachment, validity, perfection or priority of any security interest or other lien, except as expressly set forth in paragraph 4(ii) below.

Based upon and subject to the foregoing, and subject to the additional limitations and qualifications set forth below, we are of the opinion that:

1.	The Guarantor is a corporation validly existing and in corporate good standing under the laws of the State of Delaware.

2.
The execution and delivery by the Guarantor of the Loan Documents to which it is a party, and the performance by the Guarantor of its obligations under the Loan Documents to which it is a party, are within the Guarantor’s corporate powers and have been duly authorized by all requisite corporate action on the part of the Guarantor.  The Guarantor has duly executed and delivered each of the Loan Documents to which it is a party.

3.	Each of the Loan Documents to which either Loan Party is a party is a valid and binding agreement of such Loan Party, enforceable against such Loan Party in accordance with its respective terms.

4.
The execution and delivery by each of the Loan Parties of each of the Loan Documents to which it is a party and compliance by such Loan Party with the provisions thereof (i) in the case of the Guarantor, will not violate any of the provisions of the Guarantor’s Governing Documents or the DGCL, and in the case of each of the Loan Parties, will not violate (A) any law, statute, rule or regulation of the State of New York, (B) to the best of our knowledge, any judgment, order, writ, injunction or decree of any court or other tribunal located in the State of New York, applicable to

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

such Loan Party, or (C) any federal laws, statutes, rules and regulations of the United States of America (including, Regulations U and X of the Board of Governors of the Federal Reserve System), (ii) to the best of our knowledge, will not result in the creation or imposition of any Lien on any asset of such Loan Party, and (iii) will not result in a breach or default (or give rise to any termination, cancellation or acceleration) under the agreements listed on Exhibit B hereto (the “Material Agreements”).  No consent or approval by, or any notification of or filing with, any federal, New York or Delaware court, public body or authority is required to be obtained or effected by any of the Loan Parties under any federal or New York law, statute, rule or regulation or the DGCL in connection with the execution, delivery and performance by such Loan Party of each of the Loan Documents to which it is a party.

5.
To our knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, and except as set forth on Exhibit C hereto, there is no action, suit or proceeding pending against any of the Loan Parties which in any manner draws into question the validity of the Loan Documents.

6.	Neither of the Loan Parties is required to be registered as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

[Remainder of Page Intentionally Left Blank]

JPMorgan Chase Bank, N.A., as Administrative Agent
December 4, 2007

This opinion is delivered solely to you and for your benefit in connection with the Credit Agreement and the other Loan Documents.  It may not be relied upon by you for any other purpose, furnished or referred to any other person or entity (other than your successors and permitted assigns as Agent or Lenders, as the case may be, under and in accordance with the terms of the Credit Agreement) for any other reason without our prior written consent, or relied upon by any other person or entity (other than your successors and permitted assigns as Agent or Lenders, as the case may be, under and in accordance with the terms of the Credit Agreement) for any reason without our prior written consent.

Very truly yours,

/s/ Bingham McCutchen LLP

Exhibit A

Exhibit B

Material Agreements

Form of Master Lease between DAPPER Properties I, II and III, LLC and Discount Auto Parts, Inc. dated as of February 27, 2001, as amended.

Form of Sale-Leaseback Agreement between DAPPER Properties I, II and III, LLC and Discount dated as of February 27, 2001.

Credit Agreement (the “Revolving Credit Agreement”) dated as of October 5, 2006 by and among the Borrower, Holdings, the Lenders party thereto (collectively, the “Revolving Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Revolving Agent”).

Guarantee Agreement dated as of October 5, 2006 executed by Holdings in favor of the Revolving Agent for the benefit of the Revolving Lenders in connection with the Revolving Credit Agreement.

Exhibit C

Litigation

None

Exhibit C-2

December 4, 2007

JPMorgan Chase Bank, N.A.
  as Administrative Agent,
270 Park Avenue
New York, New York 10017

The Lenders party to the
Term Loan Credit Agreement referred to below (all of
the Addressees collectively, the "Lenders")

Ladies and Gentlemen:

We have acted as Virginia counsel to Advance Stores Company, Incorporated, a Virginia corporation (the "Borrower"), in connection with the transaction contemplated by the Term Loan Credit Agreement dated as of December 4, 2007 (the "Agreement") among the Borrower, Advance Auto Parts, Inc., the financial institutions party thereto as lenders (the "Lenders") and JPMorgan Chase Bank, N.A., as administrative agent (the "Administrative Agent").  This opinion is delivered pursuant to Section 4.01(b) of the Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In connection with this opinion, we have examined executed originals or copies (including facsimile transmissions), certified or otherwise identified to our satisfaction, of the following documents ((a) through (d) being collectively referred to as the "Loan Documents"):

a.           the Agreement;

b.          the Guarantee Agreement;

c.           The Promissory Note dated December 4, 2007, in the original principal amount of $10,000,000, executed by the Borrower to the order of PNC Bank, National Association;
d.           The Promissory Note dated December 4, 2007, in the original principal amount of $10,000,000, executed by the Borrower to the order of Comerica Bank;

e.           the Articles of Incorporation of the Borrower;

December 4, 2007

f.           the Bylaws of the Borrower;  and

g.           resolutions adopted by the Board of Directors of the Borrower, certified by the secretary as constituting all of the resolutions or actions taken by the Board of Directors pertaining to the Loan Documents.

In addition, we have examined such other documents, records and certificates or comparable documents of public officials and of the Borrower as we have deemed necessary or appropriate for the purpose of this opinion.  We have been furnished with, and with your consent have relied upon, a certificate of a responsible officer of the Borrower ("Certificate") with respect to certain factual matters.  As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Borrower and others, including without limitation the Certificate.

In all such examinations, we have assumed the genuineness of all signatures (other than those of the Borrower), the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies.

To the extent that the obligations of the Borrower may be dependent upon such matters, we have assumed for purposes of this opinion that each party (other than the Borrower) to the Loan Documents is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, that each such party has the corporate or other organizational power and authority to execute and deliver the Loan Documents to which it is a party, that the Loan Documents have been duly authorized, executed and delivered by each such party and that each of such Loan Documents constitutes the legal, valid and binding obligation of each such party, enforceable against each such party in accordance with their respective terms and that each such party has the requisite corporate or other organizational power and authority to perform its obligations under such documents.

We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary.  Members of our firm are admitted to the bar in the Commonwealth of Virginia, and we express no opinion as to matters under or involving the laws of any such jurisdiction other than the laws of the Commonwealth of Virginia and the laws of the United States of America, as such laws presently stand.  We are not opining on, and we assume no responsibility as to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction.  We express no opinion with respect to federal or state securities or "blue sky" laws and express no opinion as to the enforceability of any choice of law, jurisdiction, venue, or seizure of process provisions of the Loan Documents.  In addition, we are not

December 4, 2007

expressing any opinion as to the effect of compliance by each of the Lenders and the Administrative Agent with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of their business.  We also assume that each of the Lenders and the Administrative Agent will act in good faith and will seek to enforce its rights and remedies under the Loan Documents in a commercially reasonable manner.

We specifically advise you that notwithstanding the fact that the laws of New York govern the Loan Documents and other related documents, the rights and remedies of the Lenders contained in the Loan Documents and other related documents will be subject to certain limitations set forth herein.  For the purposes of rendering the opinions contained herein, we have assumed that the laws of the Commonwealth of Virginia govern the Loan Documents and the transaction contemplated thereby.

Based upon the foregoing, it is our opinion that:

1.           The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary power and authority to conduct the business in which it is engaged as now conducted and as proposed to be conducted, and has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents.

2.           The execution, delivery and performance of each of the Loan Documents by the Borrower (a) have been duly authorized by all requisite corporate and, if necessary, stockholder action of the Borrower and (b) will not violate or conflict with (A) any provision of the Articles of Incorporation or Bylaws of the Borrower or (B) any provision of federal or Virginia law, rule or regulation applicable to the Borrower.

3.           The consummation of the transactions evidenced by the Loan Documents (excluding any future performance by the parties thereunder) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for the filings referred to in the Loan Documents.

4.           Assuming that the Loan Documents were governed by the law of the Commonwealth of Virginia for the purpose of rendering the opinion set forth in this paragraph, the use of counterpart copies of any of the Loan Documents does not affect the enforceability of any of the Loan Documents.

5.           Neither the Administrative Agent nor the Lenders should be required (a) to be qualified to do business, file any designation for service of process or file any reports or pay any

December 4, 2007

taxes in the Commonwealth of Virginia, or (b) to comply with any statutory or regulatory requirement applicable only to financial institutions chartered or qualified or required to be chartered or qualified to do business in the Commonwealth of Virginia, in each case solely by reason of the execution and delivery or filing or recording, as applicable, of any of the Loan Documents, or by reason of the participation in any of the transactions under or contemplated by the Loan Documents, including, without limitation, the extension of any credit contemplated thereby, the making and receipt of payments pursuant thereto and the exercise of any remedy thereunder.  If it were determined that such qualification and filing were required, the validity of the Loan Documents would not be affected thereby, but (a) if the Administrative Agent was not qualified it would be precluded from enforcing its rights on behalf of the Lenders in the courts of the Commonwealth of Virginia until such time as it is admitted to transact business in the Commonwealth of Virginia or (b) assuming the Lenders would institute remedies without the Administrative Agent, they would be precluded from enforcing their rights in the courts of the Commonwealth of Virginia until such time as they were admitted to transact business in the Commonwealth of Virginia.

6.           Each of the Loan Documents has been duly executed and delivered by the Borrower to the extent the Borrower is intended to be a party thereto.

Our opinion is qualified to the extent that the validity, binding nature or enforceability of any term of the Loan Documents may be limited or otherwise affected by, and we express no opinion regarding:

i.           The effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar rights and remedies of creditors generally;

ii.           Limitations imposed by state law, federal law or general equitable principles upon the specific enforcement of any of the remedies, covenants or the provisions of any applicable agreement, upon the availability of injunctive relief or other equitable remedies and upon the right of set-off or recoupment, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law;

iii.           The effect of Virginia statutory provisions and case law that provide that, in certain circumstances, a surety or guarantor may be exonerated if the creditor materially alters the original obligation of the principal without the consent of the guarantor or fails to comply with Va. Code Ann. Sections 49-25 and 49-26, and the effect of (a)(i) any modification or amendment of the obligations of the Borrower which materially increases such obligations and correspondingly the Guarantor's (as defined in the Guarantee Agreement) obligations in respect thereof; (ii) any election of remedies by the Administrative Agent or any Lender following the occurrence of an event of default with respect to the obligations of the Borrower; (iii) any other

December 4, 2007

action by the Administrative Agent or any Lender which materially prejudices the Guarantor pursuant to the Loan Documents, if, in any such instance, such modification, election or action occurs without notice to the Guarantor and without granting to the Guarantor an opportunity to cure any default by the Borrower; or (b) any purported waiver by the Borrower that does not comply with any requirements of explicitness and/or specificity imposed by any court;

iv.           The effect, if any, of the application of Section 548 of the U.S. Bankruptcy Code and similar provisions of state law to the Loan Documents or the transactions contemplated thereby;

v.           The effect (if any) of limitations arising from certain state and federal court decisions involving statutes, public policy or principles of equity and holding that (i) certain covenants and provisions of lending and security agreements, including those allowing for acceleration of indebtedness due under debt instruments upon the occurrence of certain events, impose restrictions or obligations on the Borrower and it cannot be demonstrated that the enforcement of such restrictions or obligations upon the occurrence of such events is reasonably necessary for the protection of the Lenders; (ii) under certain circumstances, purported waivers of the benefits of statutory provisions or common law rights are unenforceable; and (iii) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid;

vi.           With respect to any provisions providing for indemnification contained in the Loan Documents, the enforcement thereof may be limited by public policy considerations;

vii.           The effectiveness or enforceability of provisions appointing one party as an attorney-in-fact for an adverse party;

viii.           The effect (if any) of limitations on the enforceability of after-default interest rate provisions, penalty provisions, forfeiture provisions or late charge provisions;

ix.           The enforceability of provisions relating to rights of entry or express waivers of statutes of limitation, rights of redemption or similar borrower protections;

x.           The validity or enforceability of the Loan Documents to the extent any provision thereof may be limited or otherwise affected by compliance with procedural requirements of Virginia law relating to the exercise of remedies by a lender;

xi.           The enforceability under certain circumstances of provisions waiving unknown future rights and of provisions stating that rights or remedies are not exclusive, that every right

December 4, 2007

or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that election of some particular remedy or remedies does not preclude recourse to one or more others;

xii.           We express no opinion as to the enforceability of those provisions of the Loan Documents that permit any party other than the Borrower to receive insurance proceeds and to apply the same to the indebtedness secured thereby; and

xiiiii.           We express no opinion as to any choice of law provision contained in the Loan Documents.

Our opinions in paragraphs 2 and 3 above as to compliance with certain laws, statutes, rules and regulations and as to the lack of any required consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Loan Documents.

As used in this opinion, "to our knowledge" or "known to us" as used in this opinion are limited to the actual knowledge of the attorneys within LeClairRyan, who have represented the Borrower in connection with the Loan Documents and related transactions.  No inference as to our knowledge of the existence or nonexistence of any fact should, or may, be drawn merely from the fact that we represent Borrower with respect to matters specifically referred to us from time to time on an ongoing basis.

This opinion is furnished to you solely for your benefit in connection with the closing occurring today and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person (other than your successors and permitted assigns) without our express prior written consent.

Very truly yours,

/s/ LeClair Ryan, a Professional Corporation